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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Dynamex Inc.
(Name of Issuer)
Common Stock, $.01 Par Value
(Title of Class of Securities)
26784f103
(CUSIP Number)
December 31, 2005
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	26784f103	Page	2	of	5 Pages

1	NAMES OF REPORTING PERSONS: Thomas F. Frist III

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States of America

	5	SOLE VOTING POWER:

NUMBER OF		1,100,000

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,100,000

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,100,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	9.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	26784f103	Page	3	of	5 Pages

Item 1(a).	Name of Issuer:	Dynamex Inc.
Item 1(b).	Address of Issuer’s	1870 Crown Drive
	Principal Executive	Dallas, TX 75234
Offices:
Item 2(a).	Name of Person Filing:	See Item 1 of page 2
Item 2(b).	Address of Principal	3100 West End Avenue, Suite 500
	Business Office or, if none, Residence:	Nashville, TN 37203
Item 2(c).	Organization/Citizenship:	See Item 4 of page 2
Item 2(d).	Title of Class	common stock, $.01 par value
Of Securities:
Item 2(e).	CUSIP Number:	26784f103
Item 3.	Inapplicable.
Item 4.	Ownership.

Total
Shares
of
	Common				Sole	Shared
	Stock	Percent	Sole	Shared	Power	Power
	Beneficially	of	Voting	Voting	to	to
Person	Owned(1)	Class(2)	Power	Power	Dispose	Dispose
Thomas F. Frist III	1,100,000	9.9%	1,100,000	0	1,100,000	0

(1)	Includes shares purchased by Mr. Frist through March 3, 2006.

(2)	Based on 11,109,797 shares of Common Stock outstanding as of November 28, 2005 as reported on the Company’s quarterly report on Form 10-Q for the quarter ended October 31, 2005 filed with the Commission on December 12, 2005.

CUSIP No.	26784f103	Page	4	of	5 Pages
Item 5. Ownership of Five Percent or Less of a Class.
     Inapplicable
Item 6. Ownership of More than Five Percent on Behalf of Another Person.
     Inapplicable
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
     Inapplicable
Item 8. Identification and Classification of Members of the Group.
     Inapplicable
Item 9. Notice of Dissolution of Group.
     Inapplicable
Item 10. Certification.
     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.	26784f103	Page	5	of	5 Pages
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 3, 2006
Date

/s/ Thomas F. Frist III
(Signature)

Thomas F. Frist III
(Name/Title)